Exhibit 99.1

Gladstone Capital Reports Results for the Second Quarter Ended March 31, 2008

  Net Investment Income was $6.4 million or $0.33 per common share
  Net Decrease in Net Assets was $11.9 million or ($0.61) per common share

MCLEAN, Va.--(BUSINESS WIRE)--Gladstone Capital Corp. (NASDAQ: GLAD) (the “Company”) today announced earnings for the second quarter ended March 31, 2008. All per share references are per basic and diluted weighted average common shares outstanding, unless otherwise noted.

Net Investment Income for the second quarter ended March 31, 2008 was $6.4 million, or $0.33 per share, as compared to $5.7 million, or $0.47 per share, for the second quarter ended March 31, 2007, an increase in aggregate dollar amount of 12.3% but a decrease of 29.8% per share. The per share results were adversely impacted by the issuance of new shares in public offerings subsequent to March 31, 2007, while the proceeds of these offerings were not fully invested in income producing investments for the entire quarter ended March 31, 2008.

Net Investment Income for the six months ended March 31, 2008 was $13.7 million, or $0.75 per share, as compared to $10.9 million, or $0.89 per share, for the six months ended March 31, 2007, an increase in aggregate dollar amount of 25.7% but a decrease of 15.7% per share. The per share results were adversely impacted by the issuance of new shares in public offerings subsequent to the six months ended March 31, 2007, while the proceeds of these offerings were not fully invested in income producing investments during the full six months ended March 31, 2008.

Net Decrease in Net Assets Resulting from Operations for the second quarter ended March 31, 2008 was $11.9 million, or ($0.61) per share, as compared to a Net Increase in Net Assets Resulting from Operations for the second quarter ended March 31, 2007 of $4.1 million, or $0.33 per share. Net Decrease in Net Assets Resulting from Operations for the six months ended March 31, 2008 was $10.0 million, or ($0.55) per share, as compared to a Net Increase in Net Assets Resulting from Operations for the six months ended March 31, 2007 of $8.2 million, or $0.67 per share.

The primary difference between the current and prior year periods is the increase in net unrealized depreciation on the Company’s investment portfolio as well as the increase in weighted average shares as a result of public offerings completed after March 31, 2007. The Company recorded net unrealized depreciation on its investments of $18.3 million and $23.7 million for the second quarter and six months ended March 31, 2008 as compared to net unrealized depreciation on its investments of $1.7 million and $2.7 million for the second quarter and six months ended March 31, 2007. The Company’s investment portfolio was valued at a depreciated value due primarily to the general instability of the loan markets. The value of the Company’s portfolio is determined quarterly by its board of directors based in part on opinions of value provided by Standard and Poor’s Securities Evaluations, Inc. (SPSE). This quarter SPSE provided much lower opinions of value on certain loans than in prior quarters, and the Company believes the lower opinions of value reflect that the larger syndicated loan market by which its loans are measured has continued to deteriorate in value. Although the investment portfolio has depreciated, the entire portfolio is fair valued at 93% of cost as of March 31, 2008. Despite this devaluation, all but two of the loans in its portfolio are currently paying as agreed. The unrealized depreciation of its investments does not have an impact on the Company’s current ability to pay distributions to stockholders.

Total assets were $426.8 million at March 31, 2008, as compared to $367.7 million at September 30, 2007. Net asset value was $14.27 per actual common share outstanding at March 31, 2008, as compared to $14.97 per actual common share outstanding at September 30, 2007.

The annualized weighted average yield on the Company’s portfolio for the quarter ended March 31, 2008 was 10.1%, as compared to 12.0% for the quarter ended March 31, 2007. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. Recent reductions in interest rates in the U.S. financial markets (primarily Prime and LIBOR rates) have reduced the Company’s income, negatively impacting financial results.

For the second quarter ended March 31, 2008, the Company reported the following activity:

  Funded approximately $20.5 million of new investments;
  Received scheduled principal repayments of approximately $3.0 million;
  Completed a public offering of 3,450,000 shares of common stock at a price of $17.00 per share, less an underwriting discount of $0.935 per share, for net proceeds, after offering expenses borne by the Company, of approximately $55.0 million, which were used to repay outstanding borrowings on the Company’s line of credit; and
  Paid monthly dividends of $0.14 per share for each of the months of January, February, and March 2008.

At March 31, 2008, the Company had investments in debt and equity securities and syndicated loan participations in 62 private companies with an aggregate cost basis of $442.4 million and a fair value of $412.7 million.

“The second quarter was disappointing with only $20.5 million in new investments closed. While we believe that the longer term prospects and our pipeline remain strong, the instability of the financial and lending markets have made closing of investments more difficult and time consuming,” said Chip Stelljes, President and Chief Investment Officer. “We were also disappointed by the lower valuation of the portfolio given the strong performance of the portfolio and continue to believe that the devaluation is reflective of the broader market for loans rather than any fundamental change in our portfolio. We expect most loans in the portfolio to continue paying as agreed with few problems through the third quarter. The equity we have raised and the additional debt capital provide the Company with ample funds to pursue the pipeline opportunities.”

Subsequent to March 31, 2008, the Company:

  Funded approximately $2.3 million of additional investments in existing portfolio companies;
  Received a success fee of approximately $0.5 million with the restructuring of one investment;
  Declared monthly cash dividends of $0.14 per common share for each of the months of April, May, and June 2008; and
  Expanded its revolving credit facility from $250 million to $300 million with the addition of a new lender.

The financial statements below are without footnotes. The Company has filed a Form 10-Q today for the second quarter ended March 31, 2008 with the Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s web site at www.GladstoneCapital.com. A paper copy can be obtained free of charge by writing to us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

The Company will hold a conference call Tuesday, May 6, 2008 at 8:30 am EDT to discuss second quarter earnings. Please call (877) 407-8031 to enter the conference. An operator will monitor the call and set a queue for the questions. The conference call replay will be available two hours after the call for approximately 30 days. To hear the replay, please dial (877) 660-6853, access playback account 286 and use conference ID code 282342.

The live audio broadcast of Gladstone Capital's quarterly conference call will be available online at www.GladstoneCapital.com and www.investorcalendar.com. The event will be archived and available for replay on the Company’s website.

For further information contact Investor Relations at 703-287-5893.

This press release may include statements that may constitute "forward-looking statements," including statements with regard to the future performance of the Company. Words such as "should," "believes," “continue,” "feel," "expects," "projects," "strive," "goals," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk factors" of the Company's Prospectus dated January 23, 2008, as filed with the Securities and Exchange Commission on January 23, 2008. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS & LIABILITIES
(Unaudited)

	March 31,	September 30,
	2008	2007
ASSETS
Non-Control/Non-Affiliate investments (Cost 3/31/08: $438,864,462; 9/30/07: $354,835,652)	$412,286,047	$348,920,982
Control investments (Cost 3/31/08: $3,531,250; 9/30/07: $923,548)	451,389	923,548
Total investments at fair value (Cost 3/31/08: $442,395,712; 9/30/07 $355,759,200)	412,737,436	349,844,530
Cash and cash equivalents	6,916,356	8,838,658
U.S. Treasury bill	-	2,484,464
Interest receivable – investments in debt securities	3,314,982	2,425,555
Interest receivable – employees	7,604	21,417
Due from custodian	3,070,386	3,230,385
Deferred financing fees	255,262	186,270
Prepaid assets	279,730	337,106
Other assets	265,602	360,753
TOTAL ASSETS	$426,847,358	$367,729,138

LIABILITIES
Accounts payable	$17,447	$6,013
Interest payable	367,165	587,514
Fee due to Administrator (Refer to Note 4)	240,579	237,510
Fees due to Adviser (Refer to Note 4)	692,985	708,517
Borrowings under lines of credit	123,459,000	144,440,000
Accrued expenses and deferred liabilities	998,040	790,849
Funds held in escrow	223,543	-
TOTAL LIABILITIES	125,998,759	146,770,403
NET ASSETS	$300,848,599	$220,958,735

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 50,000,000 shares authorized and 21,087,574 and 14,762,574 shares issued and outstanding, respectively	$21,088	$14,763
Capital in excess of par value	341,411,120	235,906,665
Notes receivable – employees	(9,181,676)	(9,230,502)
Net unrealized depreciation on investments	(29,658,276)	(5,914,670)
Unrealized depreciation on derivative	(303,995)	(291,686)
(Distributions in excess of) accumulated undistributed net investment income	(1,439,662)	474,165
TOTAL NET ASSETS	$300,848,599	$220,958,735
NET ASSETS PER SHARE	$14.27	$14.97

GLADSTONE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
INVESTMENT INCOME
Interest income – investments	$11,124,025	$8,254,459	$22,263,003	$16,153,059
Interest income – cash and cash equivalents	102,436	31,645	246,921	68,914
Interest income – notes receivable from employees	118,106	132,931	236,282	271,122
Prepayment fees and other income	5,000	224,743	5,000	384,401
Total investment income	11,349,567	8,643,778	22,751,206	16,877,496

EXPENSES
Interest expense	1,854,815	1,811,019	4,211,130	2,931,276
Loan servicing fee (Refer to Note 4)	1,561,941	760,623	2,943,248	1,479,775
Base management fee (Refer to Note 4)	556,507	599,608	1,134,427	1,150,702
Incentive fee (Refer to Note 4)	1,288,428	1,158,995	2,749,085	2,307,478
Administration fee (Refer to Note 4)	240,579	168,766	452,254	294,851
Professional fees	410,034	109,081	539,287	220,001
Amortization of deferred financing fees	183,780	68,200	257,579	126,500
Stockholder related costs	138,346	87,288	258,115	151,016
Directors fees	56,970	56,970	111,220	111,220
Insurance expense	58,717	62,398	112,930	125,092
Other expenses	94,685	48,975	159,816	137,460
Expenses before credit from Adviser	6,444,802	4,931,923	12,929,091	9,035,371
Credit to base management and incentive fees from Adviser (Refer to Note 4)	(1,537,374)	(2,012,502)	(3,923,309)	(3,045,158)
Total expenses net of credit to base management and incentive fees	4,907,428	2,919,421	9,005,782	5,990,213

NET INVESTMENT INCOME	6,442,139	5,724,357	13,745,424	10,887,283

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Realized gain on sale of investments	-	84,205	-	86,519
Realized gain on settlement of derivative	1,204	10,239	6,810	22,793
Unrealized depreciation on derivative	(1,756)	(15,801)	(12,309)	(25,613)
Net unrealized depreciation on investments	(18,345,765)	(1,718,149)	(23,743,606)	(2,722,528)
Net loss on investments	(18,346,317)	(1,639,506)	(23,749,105)	(2,638,829)

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(11,904,178)	$4,084,851	$(10,003,681)	$8,248,454

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$(0.61)	$0.33	$(0.55)	$0.67

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	19,670,333	12,249,683	18,312,018	12,272,012

GLADSTONE CAPITAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Per Share Data (1)
Net asset value at beginning of period	$15.08	$13.88	$14.97	$14.02
Income from investment operations:
Net investment income (2)	0.33	0.47	0.75	0.89
Net unrealized depreciation on investments (2)	(0.94)	(0.14)	(1.30)	(0.22)
Total from investment operations	(0.61)	0.33	(0.55)	0.67

Distributions to stockholders	(0.42)	(0.42)	(0.84)	(0.84)
Issuance of common stock under shelf offering	0.24	-	0.73	-
Offering costs	(0.02)	-	(0.04)	-
Repayment of principal on notes receivable	-	0.02	-	0.02
Stock surrendered to settle withholding tax obligation	-	-	-	(0.06)
Net asset value at end of period	$14.27	$13.82	$14.27	$13.82

Per share market value at beginning of period	$17.01	$23.86	$19.52	$22.01
Per share market value at end of period	18.71	23.68	18.71	23.68
Total return (3)(4)	12.69%	1.08%	0.45%	11.50%
Shares outstanding at end of period	21,087,574	12,249,683	21,087,574	12,249,683

Ratios/ Supplemental Data
Net assets at end of period	$300,848,599	$169,323,895	$300,848,599	$169,323,895
Average net assets (5)	$293,158,407	$169,055,526	$279,259,377	$169,693,656
Ratio of expenses to average net assets-annualized (6)	8.79%	11.32%	9.26%	10.29%
Ratio of net expenses to average net assets-annualized (7)	6.70%	6.91%	6.45%	7.06%
Ratio of net investment income to average net assets-annualized	8.79%	13.54%	9.84%	12.83%

(1) Based on actual shares outstanding at the end of the corresponding period.

(2) Based on weighted average basic per share data.

(3) Total return equals the change in the ending market value of the Company’s common stock from the beginning of the period taking into account dividends reinvested in accordance with the terms of our dividend reinvestment plan. Total return does not take into account dividends that may be characterized as a return of capital. For further information on estimated character of our dividends please refer to Note 9.

(4) Amounts were not annualized.

(5) Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.

(6) Ratio of expenses to average net assets is computed using expenses before credits from Adviser to the base management and incentive fees and including income tax expense.

(7) Ratio of net expenses to average net assets is computed using total expenses net of credits from Adviser to the base management and incentive fees and including income tax expense.

CONTACT:
Gladstone Capital Corp.
Kerry Finnegan, 703-287-5893